Exhibit 99.1

Pacific Health Care Organization, Inc.,
Announces Share Repurchase Program

NEWPORT BEACH, California., Nov. 26, 2014 (GLOBE NEWSWIRE) – Pacific Health Care Organization, Inc., (the “Company”) (OTCQB: PFHO), a specialty workers’ compensation managed care company providing a range of services primarily to California employers and claims administrators, today announced that its board of directors has approved the repurchase of up to $500,000 of the Company’s outstanding common stock.  The Company expects the shares of common stock will be repurchased from time to time in either open market or private transactions in accordance with applicable insider trading and other securities laws and regulations at then-prevailing market prices.

The Company is repurchasing shares principally to offset potential dilution to shareholders in connection with possible future equity security grants to Company employees and consultants it wishes to reward for their performance or to provide additional incentive for future employee performance, as well as to enhance the Company’s ability to attract and retain employees in the future through grants of equity interests in the Company.  The repurchase program will be funded primarily from existing cash balances and working capital.

On November 25, 2014, the Company adopted a 10b5-1 plan (the “Plan”) with Alpine Securities Corporation, under which the Company may repurchase its shares at times when the Company might otherwise be precluded from doing so under insider trading laws.  This Plan has been established pursuant to, and as part of, the Company’s share repurchase program.  The timing and extent of repurchases under the Rule 10b5-1 plan are subject to Securities and Exchange Commission regulations as well as certain price, market volume and timing constraints specified in the Plan.  The term of the Plan commences on December 1, 2014 and is expected to continue for a period of six months, although the Plan may be modified, suspended or terminated at any time without prior notice.

The Company also announced today that its board of directors approved 12% pay increases for certain company employees and a consultant including its Chief Executive Officer and Chief Financial Officer.  These pay increases will become effective January 1, 2015.

About Pacific Health Care Organization, Inc.

The Company is a specialty workers’ compensation managed care company providing a range of services primarily to California employers and claims administrators.  Workers’ compensation costs continue to increase due to rising medical costs, inflation, fraud and other factors.  Medical and indemnity costs associated with workers’ compensation in the state of California are billions of dollars annually.  The Company’s focus goes beyond the medical cost of the claim, with the goal of reducing the entire cost of the claim, including medical, legal and administrative costs.  Through its wholly-owned subsidiaries, the Company provides a range of effective workers’ compensation cost containment services, including but not limited to , Health Care Organizations, Medical Provider Networks, HCO + MPN, Workers’ Compensation Carve-Outs, Utilization Review,  Medical Bill Review, Nurse Case Management and Lien Representation.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Statements included in this press release regarding the Company’s intention to repurchase shares of its common stock from time to time under the stock repurchase program, the duration of the stock repurchase program, potential dilution to Company shareholders, the intended use of any repurchased shares, the effect of equity grants in rewarding, incentivizing or retaining existing employees or attracting future employees, and the source of funding for  the share repurchase program are forward-looking statements that are subject to risks and uncertainties.  There are a number of important factors that could cause actual event to differ materially from those suggested or indicated by such forward-looking statements.  These include, among other things, the market price of the Company’s common stock prevailing from time to time, the nature of other investment and business opportunities presented to the Company from time to time, the Company’s ability to carry out the repurchase program in accordance with applicable securities laws, the determination of the board of directors to grant equity incentive awards to the Company’s employees, the Company’s cash balance, cash flows from operations, general economic conditions and other factors identified in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchanges Commission.

All forward-looking statements speak only as of the date they were made.  The Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events or otherwise.

Pacific Health Care Organization, Inc.
1201 Dove Street, Suite 300
Newport Beach, California 92660
(949) 721-8272
Website:  http://www.pacifichealthcareorganization.com/
Contact:   Fred Odaka – CFO
Email:       fodaka@medexhco.com